UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

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CECO ENVIRONMENTAL CORP.

(Name of Registrant as Specified in Its Charter)

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APRIL 24, 2019

Dear Stockholder:

We are pleased to invite you to attend CECO Environmental Corp.’s Annual Meeting of Stockholders at 8:00 a.m. Central Time on Wednesday June 5, 2019 at The Westin Stonebriar Hotel, 1549 Legacy Drive, Frisco, Texas, 75034. The following pages contain information regarding the Annual Meeting and the matters proposed for your consideration and vote.

Our Annual Meeting agenda again will include an advisory “Say-on-Pay” vote to approve the compensation paid to our named executive officers. At last year’s meeting, approximately 98% of the votes cast approved our Say-on-Pay proposal. During 2018, we continued our focus on aligning our executive compensation programs with the interests of our stockholders. We also continued to reach out to our largest stockholders for their feedback. This year you will also have an opportunity to vote on the frequency of the Say-on-Pay advisory vote.

We urge you to carefully consider the information in the Proxy Statement regarding the proposals. Your vote is important to us, regardless of whether or not you plan to attend the Annual Meeting in person. We have included voting instructions within this material and we urge you to vote as soon as possible.

On behalf of our entire Board of Directors, we thank you for your continued ownership and support of CECO Environmental Corp.

Sincerely,

Jason DeZwirek Chairman of the Board	Dennis Sadlowski Chief Executive Officer

THESE PROXY SOLICITATION MATERIALS AND CECO ENVIRONMENTAL CORP.’S ANNUAL REPORT TO STOCKHOLDERS FOR THE YEAR ENDED DECEMBER 31, 2018, INCLUDING THE RELATED FINANCIAL STATEMENTS, ARE FIRST MADE AVAILABLE TO STOCKHOLDERS ON OR ABOUT APRIL 24, 2019.

CECO ENVIRONMENTAL CORP.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:	Wednesday, June 5, 2019

Time:	8:00 a.m., Central Time

Place:	THE WESTIN STONEBRIAR HOTEL 1549 LEGACY DRIVE FRISCO, TEXAS 75034

Record Date:	Stockholders of record at the close of business on April 8, 2019 are entitled to vote at the Annual Meeting or any adjournment or postponement of the meeting.

Agenda:	Proposal 1:	To elect eight directors for a one-year term.

	Proposal 2:	To approve, on an advisory basis, the compensation paid to our named executive officers.

	Proposal 3:	To recommend, on an advisory basis, the frequency of future advisory votes to approve named executive officer compensation.

	Proposal 4:	To ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for 2019.

We will also transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Voting Recommendations:	The Company recommends that you vote as follows:

	Proposal 1:	FOR each director nominee.

	Proposal 2:	FOR the approval, on an advisory basis, of the compensation paid to our named executive officers.

	Proposal 3:	For every ONE YEAR as the frequency of future advisory votes to approve named executive officer compensation.

	Proposal 4:	FOR the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for 2019.

We are taking advantage of the Securities and Exchange Commission rules allowing us to furnish proxy materials to stockholders on the internet. We believe that you will receive proxy materials more quickly and that this method reduces the environmental impact of our Annual Meeting. Accordingly, we are mailing to stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access and review our proxy materials and Annual Report to Stockholders for the year ended December 31, 2018, and to vote online. If you would like to receive a paper copy of our proxy materials, please follow the instructions for requesting these materials in the Proxy Statement (the “Proxy Statement”).

By Order of the Board of Directors

Jason DeZwirek

Chairman of the Board of Directors

April 24, 2019

CECO ENVIRONMENTAL CORP.

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 5, 2019

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of CECO Environmental Corp., a Delaware corporation (“we,” “us,” or the “Company”), of proxies to be voted at the annual meeting of stockholders of the Company to be held at 8:00 a.m., Central Time, at The Westin Stonebriar Hotel, 1549 Legacy Drive, Frisco, Texas 75034, on June 5, 2019, or any postponement or adjournment thereof (the “Annual Meeting”).

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on June 5, 2019. This Proxy Statement and the CECO Environmental Corp. 2018 Annual Report to Stockholders, which includes our Annual Report on Form 10-K, are available at www.cecoenviro.com/investors.aspx. The content on any website referred to in this Proxy Statement is not incorporated by reference into this Proxy Statement.

We will provide a copy of our proxy materials for the Annual Meeting to any stockholder without charge upon written or oral request addressed to CECO Environmental Corp., to the attention of the Corporate Secretary, 14651 N. Dallas Parkway, Suite 500, Dallas, Texas 75254 or by phone at (214) 357-6181. Any stockholder may also receive a copy of our Annual Report on Form 10-K for the year ended December 31, 2018 as filed with the SEC, without exhibits, upon written request to the address above.

PROPOSAL 1

ELECTION OF DIRECTORS

Directors and Nominees

Our Board consists of eight directors, each serving a one-year term. Upon the recommendation of our Nominations and Corporate Governance Committee of the Board, our Board has proposed the re-election of each of our existing directors to serve as directors until the next annual meeting or until their successors have been duly elected and qualified. If, for any reason, any nominee should become unable or unwilling to serve as a director, our Board may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the persons named in the proxy card may exercise their discretion to vote your shares for the substitute nominee.

All of our directors who served during 2018, other than Messrs. DeZwirek, Pollack and Sadlowski, qualify as independent directors in accordance with the listing requirements of The NASDAQ Stock Market LLC (the “NASDAQ”). The NASDAQ independence definition includes a series of objective tests, including that the director is not an employee of our Company and has not engaged in various types of business dealings with us. In addition, our Board has made a subjective determination as to each independent director that no relationships exist, which, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Name	Director Since	Independent	Audit Committee	Compensation Committee	Nominations & Corporate Governance Committee

Jason DeZwirek Chairman of the Board	1994

Dennis Sadlowski Chief Executive Officer	2016

Jonathan Pollack Assistant Secretary President of JMP Fam Holdings, Inc.	2011

Eric M. Goldberg President of All American Events & Tours	2013	X		X

David B. Liner Former Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer of Roper Technologies, Inc.	2017	X	X	X	Chair

Claudio A. Mannarino President of Sette CS, Inc.	2015	X	Chair		X

Munish Nanda President, Americas & Europe of Watts Water Technologies, Inc.	2018	X	X

Valerie Gentile Sachs Former Vice President, General Counsel and Corporate Secretary of OM Group, Inc.	2016	X		Chair	X

Our Board believes that collectively our directors provide the diversity of experience and skills necessary for a well-functioning board. Our Board values highly the ability of individual directors to contribute to a constructive board environment and believes that our current directors perform in such a manner. Below is a description of each director’s background, professional experience, qualifications and skills.

JASON DEZWIREK (48) has been our Chairman of the Board since May 2013. Previously, he served as Secretary of our Company from February 1998 until September 2013. In 1999, Mr. DeZwirek founded Kaboose Inc., a family focused online media company. Mr. DeZwirek served as the Chairman and CEO of Kaboose Inc. until its sale to Disney Online (a subsidiary of The Walt Disney Company) and Barclays Private Equity Limited in June 2009. Mr. DeZwirek also previously served as a director and corporate secretary of API Technologies Corp. (NASDAQ:ATNY), a prime contractor in electronics, highly engineered systems, secure communications and electronic components and sub-systems for the defense and aerospace industries, from November 2006 through January 2011. Mr. DeZwirek also is and has been involved in private investment activities.

With his experience at Kaboose Inc., Mr. DeZwirek brings broad executive expertise, including operations, technology, management and strategy. Having served as a director of our Company for over 20 years, he also has a breadth of knowledge of the overall issues our Company faces.

DENNIS SADLOWSKI (58) served as our Interim Chief Executive Officer and President from January 2017 until his permanent appointment as Chief Executive Officer in June 2017 and as a director since May 2016. Previously, he was the Chief Operating Officer of LSG Sky Chefs North America, a provider of food and food-related services for transportation providers, from April 2013 until March 2015. As Chief Operating Officer, Mr. Sadlowski oversaw operations across over 40 locations in North America and managed over 8,000 employees. Previously, Mr. Sadlowski served as the Chief Executive Officer of International Battery, an early stage green tech company focused on large format lithium ion batteries for the grid storage markets, from September 2011 until April 2012. Mr. Sadlowski worked at Siemens from July 2000 to March 2010, serving as the President & Chief Executive Officer of Siemens Energy & Automation, Inc. from July 2007 until October 2009, an operating subsidiary of the global manufacturer Siemens AG, where he had executive accountability for the company’s global strategic direction, operating performance and marketplace success. His responsibilities at Siemens Energy & Automation included overseeing six operating divisions along with a combined sales organization, a number of wholly-owned subsidiaries and over 12,000 employees. Mr. Sadlowski has also previously worked at General Electric and Thomas & Betts. Mr. Sadlowski was a former member of the board of directors and audit committee of Trojan Battery, a privately-held global leader in deep cycle lead-acid batteries. Mr. Sadlowski earned a bachelor’s degree in Chemical and Nuclear Engineering from the University of California at Berkeley, and his master’s degree in Business Administration from Seattle University.

Mr. Sadlowski blends global strategic leadership capabilities along with operating depth across a variety of long cycle businesses. He has led global executive teams to strong organic growth supplemented with targeted acquisitions. Having served on the board of both private and public companies, Mr. Sadlowski brings a strategic focus to growth and a strong market orientation to the board room. Additionally, as our Chief Executive Officer, he provides our Board with valuable insight on the day-to-day operations of our Company and any current issues it may face.

JONATHAN POLLACK (47) has been the President of JMP Fam Holdings, Inc. since 2000 and has served as our Assistant Secretary since May 2012. Previously, he served as Executive Vice President of API Technologies Corp. (NASDAQ:ATNY) from September 2009 and as a director from June 2007 until, in each case, January 2011. Mr. Pollack also served on its audit committee and compensation committee from January 2007 through September 2009. From March 2005 through its sale in June 2009, he served as the Chief Financial Officer and Corporate Secretary of Kaboose Inc. (TSX:KAB). Prior thereto, he worked in investment banking in New York. Mr. Pollack is currently a director of Aeterna Zentaris Inc. (NASDAQ: AEZS) and an officer of AcuityAds Holdings Inc. (TSXV: AT). Mr. Pollack was a director of Hanfeng Evergreen Inc. (TSX:HF) from November 2010 until February 2013 and then was reappointed to the board of directors in February 2014 and served as the lead director until August 2014. He was also a director of Pinetree Capital Ltd. (TSX:PNP) from February 2014 until April 2015. Mr. Pollack received a Master of Science degree in Finance from the London School of Economics and a Bachelor of Commerce degree from McGill University. He sits on the boards of several philanthropic organizations in Toronto, Ontario, including the Mt. Sinai Hospital Foundation, the Crescent School Foundation and the Sterling Hall School Foundation.

Mr. Pollack brings over 20 years of financial, strategic and merger and acquisitions expertise to our Board, which will assist our Board as we continue to expand our business. He also brings experience serving on the board of directors of other public companies.

ERIC M. GOLDBERG (49) has served as the President of All American Events & Tours, a Pittsburgh, Pennsylvania-based sports incentive company, specializing in providing unique and customized experiences for retail and corporate clients since 1996. Since 2007, he has also been a principal of GKK Capital, a commercial real estate development company. From 1996 until 1999, Mr. Goldberg was the general counsel for Native American Nations, a company focusing on developing business strategies for Native American tribes throughout the United States. From 2010 until 2011, he served as a director of API Technologies Corp. (NASDAQ:ATNY). Mr. Goldberg received a Bachelor of Science degree in Management from the Tulane University A. B. Freeman School of Business and a Juris Doctorate from the University of Miami School of Law. Mr. Goldberg is licensed to practice law in the State of Florida.

Mr. Goldberg brings over 20 years of sales, marketing, operations, strategic planning and legal expertise to our Board, which assists our Board as we continue to expand our business.

DAVID B. LINER (63) served as General Counsel, Corporate Secretary and Chief Compliance Officer of Roper Technologies, Inc. (NYSE: ROP) from August 2005 until June 2016 and as a Vice President until his retirement in January 2018. Roper Technologies, a component of the S&P 500, designs and develops software and engineered products and solutions for healthcare, transportation, food, energy, water, education and other niche markets worldwide. Mr. Liner helped execute Roper Technologies’ acquisition program, deploying over $5 billion in assets and acquiring over 40 businesses. Prior to joining Roper Technologies, Mr. Liner served as a corporate partner in the Detroit office of Dykema Gossett, a national law firm, where he headed the firm’s automotive industry practice and founded the firm’s China practice. He had previously been the Vice President, General Counsel and Assistant Secretary of Metaldyne Corporation, formerly MascoTech, Inc. (NYSE: MSX), a manufacturer of products for the global transportation industry. Mr. Liner earned a bachelor’s degree from the University of Michigan and his Juris Doctor from Wayne State University Law School.

Mr. Liner brings extensive legal, transactional and corporate governance expertise to our Board that will assist us as we continue to expand our business and create stockholder value. Having built and led a global corporate compliance and risk program as the General Counsel of a public company, he has developed expertise in areas of governance and compliance which will provide strong support and additional depth to our Board and to the committees on which he may serve. Mr. Liner also brings international experience to our Board, including past international board service.

CLAUDIO A. MANNARINO (48) is the President of Sette CS Inc., a management consulting firm. From June 2014 to November 2015, he served as the Senior Vice President and Chief Financial Officer of API Technologies Corp. (NASDAQ: ATNY), a leading provider of RF/microwave, microelectronics and security technologies for critical and high-reliability applications. He also served as API’s Senior Vice President, Finance from January 2010 to June 2014 and as its Chief Financial Officer and Vice President of Finance from November 2006 to January 2010. Prior to that, he served in various, senior-level management roles throughout API’s finance organization. Before joining API, Mr. Mannarino served as Controller for two divisions of Transcontinental, Inc., a Canadian publicly traded company on the Toronto Stock Exchange. Mr. Mannarino holds a Bachelor of Commerce degree from the University of Ottawa and attained his Certified Management Accountant certification in 1996.

Mr. Mannarino brings over 20 years of financial, strategic and merger and acquisition expertise to our Board, which will assist us as we expand our business.

MUNISH NANDA (54) has served as the President, Americas & Europe of Watts Water Technologies, Inc. (NYSE: WTS), a global manufacturer of plumbing, heating and water quality products, since February 2016. He joined Watts Water in April 2015 as President, Americas. Mr. Nanda previously served as President of Control Technologies for ITT Corporation from April 2011 to March 2015 and as Group Vice President of ITT Corporation’s Fluid and Motion Control Group from April 2008 to April 2011. ITT Corporation is a diversified manufacturer of highly engineered critical components and customized technology solutions for the energy, transportation and industrial markets. Prior to joining ITT Corporation, Mr. Nanda held several operating leadership and general management positions with Thermo Fisher Scientific Corporation and Honeywell International Inc. Mr. Nanda graduated with a Bachelor of Engineering degree in Production Engineering with Honors from Regional Engineering College Tiruchy in India and earned an MBA from Northern Arizona University.

Mr. Nanda brings over 25 years of experience working in senior operational management roles for global industrial manufacturers, which will assist us as we continue to grow and streamline our business. Mr. Nanda also brings extensive experience in the fluid handling, energy and niche manufacturing industries.

VALERIE GENTILE SACHS (63) served as the Vice President, General Counsel and Corporate Secretary of OM Group, Inc. (NYSE: OMG), a global developer and manufacturer of magnetic technologies, battery technologies and engineered specialty chemicals, from September 2005 through the completion of its sale in November 2015 to Apollo Global Management. She had executive responsibility for OM Group’s world-wide Legal, Internal Audit and Environment, Health & Safety operations. She also served on the boards of directors and acted as Managing Director of numerous U.S. and non-U.S. entities affiliated with OM Group. Prior to joining OM Group, Ms. Sachs served as Executive Vice President, General Counsel and Secretary of Jo-Ann Stores, Inc. (NYSE: JAS), a US-based retailer. She had previously served as General Counsel of Marconi plc (LSE and NASDAQ: MONI), a London-based, global communications and information technology company. Ms. Sachs has been a trustee of a regional humane society and is active with a number of charitable organizations fighting hunger and meeting basic human needs. She earned her bachelor’s degree (B.L.S.—Chemistry) with honors from Bowling Green State University and her Juris Doctor from Case Western Reserve University School of Law, where she was a member of Law Review and a DeWitt Scholar.

Ms. Sachs brings a combination of legal expertise, extensive executive management and leadership experience to our Board. She has been an integral part of executive management teams that have effectively worked through strategic transitions, integrations and restructurings and is very familiar with international operating challenges and opportunities. As the General Counsel of three public companies, she has developed expertise in the areas of governance, compliance and executive compensation, which will provide strong support and additional depth to our Board and to the committees on which she may serve.

In order to be elected, a nominee must receive a plurality of the votes cast at the meeting in person or by proxy. If prior to the meeting a director nominee is unable or unwilling to serve, which our Board does not anticipate, the proxy will be voted for a substitute nominee selected by our Board, or our Board may choose to reduce its size.

Our Board recommends a vote "FOR" the election of each director nominee named above.

Our Board and Its Committees

Our Board held twelve meetings during 2018. Our Board’s policy regarding director attendance at the annual meeting of stockholders is that directors are encouraged to attend, and that we will make all appropriate arrangements for directors to attend. All of the directors attended our 2018 annual meeting of stockholders. During 2018, all directors attended at least 75% of the aggregate number of meetings of our Board and the committees on which they served in 2018.

Our Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominations and Corporate Governance Committee.

Audit Committee

Members:	Claudio A. Mannarino, Chair
David B. Liner
Munish Nanda

The Audit Committee held six meetings in 2018.

Our Board has determined that Mr. Mannarino qualifies as an audit committee financial expert as defined in Item 407(d)(5) of Regulation S-K of the Securities Exchange Act of 1934 (the “Exchange Act”), and that each of our Audit Committee members is independent under the applicable NASDAQ listing requirements and the rules and regulations promulgated by the Securities and Exchange Commission (the “SEC”).

The primary purpose of our Audit Committee is to assist our Board in its general oversight of the integrity of our Company’s financial statements and of our Company’s compliance with legal and regulatory requirements. Its responsibilities include overseeing and reviewing:

•  the financial reports and other financial information;

•  our Company’s system of internal accounting and financial controls;

•  the engagement of our independent auditor; and

•  the annual independent audit of our financial statements.

Our Audit Committee also reviews and approves the services of our independent auditors and evaluates transactions where the potential for a conflict of interest exists. Our Audit Committee’s purposes are more fully described in its written charter, a copy of which can be found on our website www.cecoenviro.com on the Investor Relations, Corporate Governance section.

Compensation Committee

Members:	Valerie Gentile Sachs, Chair
Eric M. Goldberg
David B. Liner

The Compensation Committee held ten meetings in 2018.

Each member of our Compensation Committee is independent under the applicable NASDAQ listing requirements. Our Compensation Committee oversees our compensation programs, with particular attention to the compensation for our CEO and the other named executive officers. Our Compensation Committee operates under a written charter, which can be found on our website www.cecoenviro.com on the Investor Relations, Corporate Governance section. Its primary purpose is to assist our Board in matters related to compensation of our executive officers. Its responsibilities include:

•  reviewing and approving corporate goals and objectives for the compensation of our Chief Executive Officer (“CEO”), evaluating our CEO’s performance in light of those goals and objectives, and determining and recommending to our Board for approval, our CEO’s compensation level based on this evaluation; and

•  approving or making recommendations to our Board with respect to the compensation of our other executive officers.

Our Compensation Committee also administers our equity programs, including our 2017 Equity and Incentive Compensation Plan and our Employee Stock Purchase Plan. Our Compensation Committee reports to our Board on all compensation matters regarding our directors, executives, and other key salaried employees. Our Compensation Committee annually reviews and approves the compensation for our directors, executives and other key salaried employees. It does not generally delegate any of its authority to other persons, although it has the power to delegate certain authority as permitted by applicable law and the NASDAQ listing standards to subcommittees, our Board or management. Our Compensation Committee’s processes and procedures for the consideration and determination of executive compensation, including the role of executive officers and the Compensation Committee’s independent consultant in determining or recommending the amount or form of compensation of our named executive officers, are discussed in the “Compensation Discussion and Analysis” section below.

Nominations and Corporate Governance Committee

Members:	David B. Liner, Chair
Claudio A. Mannarino
Valerie Gentile Sachs

The Nominations and Corporate Governance Committee held three meetings in 2018.

Each member or our Nominations and Corporate Governance Committee is an independent director under the applicable NASDAQ listing requirements. Our Nominations and Corporate Governance Committee operates under a written charter, which can be found on our website www.cecoenviro.com on the Investor Relations, Corporate Governance section. Its primary purposes are:

•  to identify individuals qualified to become Board members;

•  to make recommendations to our Board regarding Board and committee composition;

•  to develop and recommend to our Board corporate governance principles applicable to our Company; and

•  to oversee the evaluation of our Board and management.

Our Nominations and Corporate Governance Committee identifies individuals qualified to become Board members and makes recommendations to our Board regarding Board and committee composition, consistent with the Director Nomination Policy described below. It also recommends Board members for committee membership. A copy of the Director Nomination Policy can be found on our website www.cecoenviro.com on the Investor Relations, Corporate Governance section.

Our Bylaws provide stockholders the ability to nominate candidates for election as directors at an annual meeting of stockholders. Stockholders who wish to nominate a candidate should submit the candidate’s name and the other information required by our Bylaws to our Corporate Secretary and follow the procedures stated in our Bylaws. These procedures are summarized below in “Information for Our 2020 Annual Meeting.”

In addition to the formal procedure set forth in our Bylaws for the nomination of directors by stockholders, our Nominations and Corporate Governance Committee has adopted a policy to consider stockholder recommendations of candidates for nomination to our Board who stockholders submit outside the process in the Company’s Bylaws discussed above. Our Nominations and Corporate Governance Committee will consider director candidates recommended by stockholders for inclusion on the slate of directors recommended to our Board on the same basis as candidates recommended by other sources, including evaluating the candidate against the standards and qualifications set out in our Director Nomination Policy, as well as any other criteria approved by our Board from time to time. Our Nominations and Corporate Governance Committee will determine whether to interview any candidate. Recommendations must include the candidate’s name, contact information and a statement of the candidate’s background and qualifications, and must be mailed to the following address: CECO Environmental Corp., 14651 N. Dallas Parkway, Suite 500, Dallas, TX 75254-8809, Attention: Corporate Secretary.

Board Leadership Structure and Risk Oversight

The positions of Chairman of the Board and Chief Executive Officer are held by different individuals: Mr. DeZwirek serves as Chairman and Mr. Sadlowski serves as Chief Executive Officer. Our Bylaws provide that any two or more offices may be held by the same person, but our Board believes that the current separation of the offices of Chief Executive Officer and Chairman reflects the difference in the roles of those positions. Our Chief Executive Officer is responsible for determining the strategic direction and the day-to-day leadership of our Company. Our Chairman facilitates and provides leadership to our Board and executive management and ensures they are focused on key issues. The Chairman of the Board shares common understanding of the organization with the executive management and provides focus to ensure our Board is effective in its task of setting and implementing the Company’s strategy.

The separation of the roles of Chief Executive Officer and Chairman and the independence of a majority of our Board help ensure independent oversight of management. All of our directors, other than the Chairman, Mr. DeZwirek, the Chief Executive Officer, Mr. Sadlowski, and Mr. Pollack, qualify as independent under the applicable NASDAQ listing requirements. The standing committees — the Audit Committee, the Compensation Committee and the Nominations and Corporate Governance Committee — are comprised entirely of independent directors and provide independent oversight of management. Additionally, the non-management directors regularly meet in executive session and the independent directors meet in executive session, as required.

Our management is responsible for identifying, assessing and managing the material risks facing our Company. Our Board performs an important role in the review and oversight of these risks, and generally oversees our Company’s risk management practices and processes, with a strong emphasis on financial controls. Our Board has delegated primary oversight of the management of (i) financial and accounting risks and related-party transaction risks to our Audit Committee, (ii) compensation risk to our Compensation Committee, and (iii) corporate governance risk to our Nominations and Corporate Governance Committee. To the extent that the Audit Committee, Compensation Committee or the Nominations and Corporate Governance Committee identifies any material risks or related issues, the risks or issues are addressed with the full Board.

Director Qualifications and Diversity

Our Board believes that the Board, as a whole, should have a diverse range of characteristics and skills to function at an optimal level in exercising its oversight over our Company. When evaluating a person for nomination for election to our Board, the qualifications and skills considered by our Board, including our Nominations and Corporate Governance Committee, include:

•  Whether the person will qualify as a director who is “independent” under applicable laws and regulations, and whether the person is qualified under applicable laws and regulations to serve as a director of our Company;

•  Whether the person is willing to serve as a director, and willing to commit the time necessary for the performance of the duties of a director;

•  The contribution that the person can make to our Board, with consideration being given to the person’s business experience, education, skills, conflicts of interest, the interplay of the candidate’s experience with that of other board members, and such other factors as our Board may consider relevant; and

•  The character and integrity of the person.

Our Board applies a broad concept of diversity, which includes all of the criteria listed in the paragraph below together with other factors such as the nominee’s experience and leadership abilities. When our Board seeks new director candidates to add to our Board or to replace directors who have resigned or recommends the re-election of incumbent directors, our Board selects director nominees on the basis of all of these criteria with the goal of finding the best match for our Board.

With respect to skill set diversity, our Board seeks to have directors and nominees composed of qualified professionals with a broad range of skills, but believes in a diverse mix of background, experience, expertise, perspectives, gender, age and ethnicity. Our current directors have a broad range of skills, expertise and diversity, some of which have been described in the director profiles. Diversity helps to create a balanced Board to effectively develop strategies for our Company’s growth.

Code of Ethics and Corporate Governance Guidelines

We have adopted a Code of Ethics that applies to our directors and employees (including our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions) and Corporate Governance Guidelines applicable to our directors to assist our Board in following corporate guidelines that serve the best interests of our Company. The Code of Ethics and Conduct and Corporate Governance Guidelines for the Board of Directors are posted on our website www.cecoenviro.com on the Investor Relations, Corporate Governance section. We will post on our website any amendments to or waivers of the Code of Ethics and Conduct for executive officers or directors in accordance with applicable laws and regulations. The information on or accessible through our website is not a part of or incorporated by reference into this Proxy Statement.

Stockholder Communications with Directors

Our Board has adopted a process by which stockholders may communicate with our Board for matters other than director nominations. Stockholders who would like to communicate with our Board or a committee of our Board should send the communication to: Chairman of the Board, CECO Environmental Corp., 2300 Yonge Street, Suite 1710, Toronto, Ontario M4P 1E4.

Our Chairman of the Board, Mr. DeZwirek, will forward such communications to our Board at or prior to its next regular meeting. Stockholders wishing to communicate only with the independent directors can address their communications to “Independent Directors, c/o Chairman of the Board” at the same address above. These communications will be forwarded to the independent directors at or prior to the next meeting of the independent directors.

Our Board or the independent directors will determine, in their respective sole discretion, the method by which any such communications will be reviewed and considered.

2018 Director Compensation

Our non-management directors receive the following compensation for their service on our Board, except for Mr. DeZwirek, who does not receive the annual cash retainer or fees for his service as our Chairman of the Board, although we pay fees to a company he controls for management consulting services as described in footnote 1 to the table below.

Director Service	Compensation ($)
Annual cash retainer, paid quarterly:	45,000
Annual equity retainer:	70,000
Annual Chairman of the Board cash retainer:[1]	—
Annual Committee Chair supplement:
Audit Committee:	30,000
Compensation Committee	15,000
Nomination and Corporate Governance Committee	15,000

(1)

In lieu of paying an annual cash retainer or fees to Mr. DeZwirek for his service as Chairman of the Board, we pay consulting fees to Icarus Investments Corp. (“Icarus”). For a description of this arrangement, see “Certain Transactions” below.

Our Compensation Committee has determined that granting RSUs in lieu of cash meeting payments simplifies the directors’ compensation while promoting the ownership of common stock. We therefore granted RSUs covering 11,218 shares of common stock in June 2018 to each of the non-management directors serving at that time. The RSUs generally vest on the one-year anniversary of the grant. We also reimburse or pay our Board members their reasonable travel and out-of-pocket expenses to attend meetings. Beginning in 2019, our non-management directors are eligible to participate in the Company’s U.S. health plan with 100% of the premium payable by the enrolled director. In addition, until September of 2018, we paid for office space at our Toronto facility, which is used by Icarus and Mr. DeZwirek.

The following table reflects the 2018 compensation paid to each of our directors who served at any time during 2018, other than Mr. Sadlowski, who is also a Company employee and receives no additional compensation for his services as a director. The table does not include reimbursed expenses for attending meetings. The terms of service of two long-term directors, Mr. Rudin and Mr. Wright, expired at our 2018 Annual Meeting.

Name	Fees Earned or Paid in Cash ($)	Stock Awards[1] ($)	All Other Compensation ($)	Total ($)
Jason DeZwirek	—	70,000	240,000 [2]	310,000

Eric M. Goldberg	45,000	70,000	—	115,000

David B. Liner	60,000	70,000	—	130,000

Claudio A. Mannarino	75,000	70,000	—	145,000

Munish Nanda	13,475	70,000	—	83,475

Jonathan Pollack	45,000	70,000	78,000 [3]	193,000

Seth Rudin	31,525	—	—	31,525

Valerie Gentile Sachs	60,000	70,000	—	130,000

Donald A. Wright	31,525	—	—	31,525

(1)

Represents the grant date fair value of RSU awards calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”), disregarding estimated forfeitures, rather than amounts realized by the named individuals. Assumptions used in calculating these amounts are included in Note 10 to the Company’s audited financial statements included in our Company’s Annual Report on Form 10-K for the year ended December 31, 2018. The stock awards shown in the table above represent the RSU awards granted to our directors in 2018. The table below shows the aggregate number of unvested RSUs and unexercised options held by each of our non-management directors as of December 31, 2018.

Name	RSUs (#)	Stock Options (#)
Jason DeZwirek	17,476	—

Eric M. Goldberg	17,476	15,000

David B. Liner	11,218	—

Claudio A. Mannarino	17,476	—

Munish Nanda	11,218	—

Jonathan Pollack	17,476	103,000

Valerie Gentile Sachs	15,632	—

(2)

This amount reflects the fees we paid to Icarus, a company controlled by Mr. DeZwirek, pursuant to which Icarus provides us management consulting services. For a description of this arrangement, see “Certain Transactions” below. In addition, until September of 2018, we paid for office space at our Toronto facility, which is used by Icarus and Mr. DeZwirek, that approximated $50,000.

(3)

This amount reflects the fees we paid to JMP Fam Holdings, Inc., a company controlled by Mr. Pollack, for consulting services performed by Mr. Pollack during 2018. Pursuant to an oral arrangement, JMP Fam Holdings provides us with strategic advisory services, including the evaluation of financing options, capital structure and potential acquisitions, for a monthly fee of $6,500.

Our Board has implemented mandatory stock ownership guidelines for non-management directors to further align the interests of non-management directors and stockholders. Each non-management director is required to own shares of our common stock having a value equal to a specified multiple of the non-management director’s regular annual cash retainer. On December 3, 2018, our Board increased the minimum stock ownership requirement from three times the regular annual cash retainer to five times that amount. Non-management directors have five years from the later of December 3, 2018 or the date of his or her election or appointment to our Board to attain such ownership levels. Our Compensation Committee in its discretion may extend the period of time for attainment of such ownership levels in appropriate circumstances. For purposes of this requirement, a non-management director’s stock ownership includes all shares of our common stock owned by the non-management director outright or held in trust for the director and the director’s immediate family, plus a non-management director’s restricted stock or equivalent units. The value of a share is measured as the greater of the then current market price or the closing price of a share of our common stock on the acquisition or grant date.

Certain Transactions

Since January 1, 2018, we have not been a party to any transaction or series of similar transactions in which the amount involved exceeded or will exceed $120,000 and in which any then director, executive officer, holder of more than five percent (5%) of our common stock, or any member of the immediate family of any of the foregoing, had or will have a direct or indirect material interest, other than in connection with the transaction described below.

We are a party to an oral agreement with Icarus pursuant to which Icarus provides us management consulting services regarding our corporate policies, marketing, strategic and financial planning, including long- and short-term goals, mergers and acquisitions and other business combinations, financing, growth plans and other related matters, for $20,000 per month. Icarus is controlled by our Chairman of the Board, Jason DeZwirek. We paid fees of $240,000 to Icarus for its services during 2018. These fees are also shown in the 2018 Director Compensation Table above as “All Other Compensation” for Mr. DeZwirek. In addition, until September of 2018, we paid for office space at our Toronto facility, which is used by Icarus and Mr. DeZwirek, that approximated $50,000.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our executive compensation program is designed to attract, motivate, retain and reward executive talent to achieve our business goals, with the ultimate goal of increasing stockholder value. This Compensation Discussion and Analysis (“CD&A”) provides information about our compensation objectives and policies for our CEO and the other executive officers included in the “2018 Summary Compensation Table,” who are referred to in this CD&A as our “named executive officers.” This CD&A puts in perspective the information set forth in the “2018 Summary Compensation Table” that follows in this Proxy Statement.

Compensation Highlights

In 2018 our Compensation Committee implemented changes to our executive compensation programs to be more competitive in the market for talent and to more closely align with industry best practices and the long-term interests of our stockholders.

•  Our 2018 annual performance-based cash incentive compensation program was designed so that no amount would be payable unless we achieved our operating income goal at or above 100% for Mr. Sadlowski, our Chief Executive Officer (“CEO”), and Mr. Eckl, our Chief Financial Officer (“CFO”) and at or above 90% for Mr. Gohr, our Chief Accounting Officer.

•  We introduced performance-based restricted stock units (“PRSUs”) as a vehicle under our long-term equity incentive program and generally required attainment of specified levels of adjusted EBITDA (as calculated for purposes of our Company’s quarterly financial reports) (“Adjusted EBITDA”) in 2020 for all or a portion of those PRSUs to vest. We also granted time-based restricted stock units (“RSUs”) that generally vest ratably over four or five years.

•  We increased the percentage of the total target compensation “at risk” for our CEO, so that for 2018 half of his total target cash compensation was performance-based and 70% of his total target equity compensation was performance-based. In 2018, we also included an additional performance-based goal to drive aggressive, sustainable growth that increased his total equity compensation opportunity to 80% if stretch performance is achieved, which would result in our CEO earning the maximum number of PRSUs that were granted. We discuss this program below under “2018 Equity Grant Detail.”

•  We revised our stock ownership guidelines to apply to all executives, including our named executive officers. Our CEO is required to own our stock having a value of five times his base salary. Our CFO is now required to own our stock having a value equal to three times his base salary, and our other executive officers (currently, only Mr. Gohr) are required to own our stock having values equal to their base salaries.

Our other compensation practices include the following:

•  We adopted a clawback policy in 2017 that permits us to recover excess incentive-based compensation paid to an executive officer if we are required to restate our financial statements due to material noncompliance with the financial reporting requirements under United States federal securities laws and such executive officer willfully committed an act of fraud, dishonesty or recklessness in the performance of his duties that contributed to the noncompliance or benefitted materially as a result of receiving excess incentive-based compensation.

•  We use tally sheets when determining executive compensation.

•  We review executive compensation paid by our peers to evaluate appropriate executive compensation.

•  Our Compensation Committee has engaged an independent executive compensation consultant to provide advice on compensation matters.

•  We provide limited perquisites.

Stockholder Engagement

At our 2018 Annual Meeting of Stockholders, approximately 98% of the votes cast on our advisory “Say-on-Pay” proposal was for approval of the compensation we paid to our named executive officers. Our Compensation Committee believes that this strong approval reflects our continued efforts to improve our compensation practices. As in the prior year, during 2018, we had direct contact and discussions with stockholders representing approximately 50% of our outstanding shares. Our CEO and CFO as well as some of our directors participated in these discussions and provided stockholder feedback to our Board as a whole. Our Compensation Committee considered the 2018 Say-on-Pay voting results at its subsequent meetings and remains dedicated to continuous improvement to our executive compensation programs, although it did not make any changes to our executive compensation policies or practices that were specifically driven by the outcome of that vote.

Compensation Policy and Objectives

Our Compensation Committee believes that an effective executive compensation program rewards the achievement of annual, long-term and strategic goals set by the Company and aligns our named executive officers’ interests with those of our other stockholders. Our executive compensation program is designed to attract, motivate, retain and reward highly qualified individuals who are committed to the achievement of solid financial performance and excellence in the management of our Company assets. To accomplish this objective, our executive compensation program is designed to provide competitive compensation and to link compensation to our Company’s financial and operational performance. Our Compensation Committee generally evaluates compensation against individual and external market factors to help ensure that we maintain our ability to attract, motivate and retain key executive talent.

Total compensation for our named executive officers generally is comprised of base salary, short-term incentives and long-term incentives, a portion of which is designed to be earned based on our Company’s financial performance. From time to time, our Compensation Committee may approve discretionary cash bonuses or special equity awards to recognize and reward a named executive officer’s individual effort in certain circumstances.

Compensation Committee Role

Our Compensation Committee oversees our compensation programs, with particular attention to the compensation for our CEO and the other named executive officers, to ensure that our compensation philosophy is consistent with the best interests of the Company and our stockholders. It reviews and approves (or, as appropriate, recommends to our Board for approval) changes to our executive compensation policies and programs. While our Compensation Committee has established objective, formula-based arrangements, it believes that an effective executive compensation program also requires the use of sound business judgement and the ability to exercise discretion. Accordingly, our Compensation Committee retains discretion to adjust the mix of cash and equity compensation components, adjust the mix of RSUs and PRSUs awarded, and offer other forms of equity-based compensation. From time to time, our Compensation Committee exercises its discretion and modifies the recommended adjustments or awards to our named executive officers. We believe that this discretion allows our Compensation Committee to better calibrate the relative contributions of each named executive officer and to respond to market practices as our business needs change.

Role of Compensation Consultants in Compensation Decisions

Our Compensation Committee has engaged Meridian Compensation Partners, LLC (“Meridian”) as its independent executive compensation consultant to advise our Compensation Committee on executive compensation matters. At our Compensation Committee’s direction, Meridian prepared, presented and made recommendations on peer group data, competitive market pay, compensation structure and general market trends. More specifically, Meridian provided market and peer group data to give our Compensation Committee context for our Company’s annual incentive plan participants, target award opportunities and the appropriate allocation among financial metrics. In addition, Meridian recommended that our Compensation Committee set the annual incentive targets to align with our Company’s short-term business strategy and to complement our long-term incentive structure, as well as to be measurable and specific with respect to goals and ranges tied to creating stockholder value. In revising our executive compensation programs to be more market competitive and more closely aligned with what we believe are industry best practices, our Compensation Committee considered the information presented by Meridian.

Meridian has also provided a review of our fixed, variable and long-term compensation against our peer group for our named executive officers. Our Compensation Committee reviewed and discussed the data but determined that it did not warrant any adjustments to our current compensation structure or awards.

Our Compensation Committee assessed the independence of Meridian, as required under the NASDAQ listing requirements, and considered and assessed all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act, that could give rise to a potential conflict of interest with respect to Meridian during 2018. Based on this review, our Compensation Committee did not identify any conflict of interest raised by the work of Meridian. Meridian does not provide any services to management or any other services to our Company.

Role of Executive Officers in Compensation Decisions

Our annual and long-term incentive-based executive compensation is structured to reward our executives for achieving our Company’s business goals. From time to time, our Compensation Committee relies upon recommendations made by our management, and in particular, our CEO, regarding compensation for our executives other than our CEO. As part of its review and establishment of the performance criteria and compensation of our named executive officers, our Compensation Committee meets separately with our CEO at least once each year and with our other executives as it deems appropriate. Our CEO and such other executives as our CEO deems appropriate annually review the performance of each of our other named executive officers (other than our CEO) with our Compensation Committee and makes recommendations to our Compensation Committee regarding such named executive officers’ compensation. Our Compensation Committee makes its compensation decisions for our named executive officers other than the CEO based on that review and the recommendations of our CEO. Each year, our CEO’s performance is reviewed by our non-executive directors, and based on that review, our Compensation Committee makes a recommendation to the non-executive directors regarding the compensation of our CEO.

Setting Executive Compensation

Our Compensation Committee evaluates the performance of our CEO and the other named executive officers as described above and reviews and approves the annual salary and any annual cash incentive, bonus, long-term stock-based compensation and other material benefits of our named executive officers other than our CEO, subject to the terms of any applicable employment agreements. Based on the recommendations of our Compensation Committee, our non-management directors approve the annual salary and any annual cash incentive, bonus, long-term stock-based compensation and other material benefits of our CEO, subject to the terms of his employment agreement.

External Pay Comparisons

Our Compensation Committee considers external pay comparison data as a market check on its compensation decisions, but not for specific benchmarking. In December 2018, our Compensation Committee identified a peer group that it believes more appropriately reflects our peers for purposes of determining executive compensation in subsequent years; however, for purposes of 2018 compensation decisions we used the following peer group, which has been the same since 2015, except that TRC Companies, Inc. was removed following its acquisition in 2017.

• Aegion Corporation	• Federal Signal Corporation	• Ormat Technologies, Inc.
• Ameresco, Inc.	• Graco Inc.	• Powell Industries, Inc.
• Chart Industries, Inc.	• Graham Corporation	• Preformed Line Products Co.
• CIRCOR International, Inc.	• HC2 Holdings, Inc.	• Thermon Group Holdings Inc.
• Douglas Dynamics, Inc.	• Heritage-Crystal Clean Inc.	• US Ecology, Inc.
• Enphase Energy, Inc. • Esco Technologies, Inc.	• Lydall, Inc.	• Williams Industrial Services Group Inc. (formerly known as Global Power Equipment Group Inc.)

We are currently in the bottom quartile of this peer group in terms of size, based primarily on revenue and market capitalization. Based on its review of the peer group data and market data and other factors discussed in this Compensation Discussion and Analysis, Meridian determined that our CEO’s 2018 total target compensation approximates the 25th percentile of this peer group, which corresponds to our Company’s size within the peer group, as described above.

2018 Executive Compensation

Our Company’s financial performance reflected solid progression in 2018. We had year-over-year organic revenue growth and exceeded our operating income and free cash flow targets for the year. As a result of this performance, our named executive officers earned cash incentive compensation for 2018 and received RSUs. As incentive for future performance, the named executive officers were granted PRSUs that give them the opportunity to earn shares based on our Company’s future performance. The charts below show the proportion of salary and actual annual cash incentive payments for 2018 and the RSUs and PRSUs granted in 2018 for each named executive officer. The PRSUs noted below represent the grant date fair value and assume maximum achievement with respect to performance conditions.

Elements of Compensation

Our executive compensation program consists of cash, with a fixed salary and an annual cash incentive opportunity, and equity generally in in the form of RSUs and PRSUs. We have in the past also granted stock options to our executives, but stock options are not currently part of our ongoing executive compensation program. From time to time we have paid discretionary cash bonuses to recognize and reward executives, if the circumstances warrant.

Base Salary

We provide our named executive officers with a base salary to compensate them for the expertise and value they bring to us. Base salary is determined for each individual based on the executive’s position and responsibility, taking into account the executive’s impact level, external market data, scope of responsibility, prior experience, past accomplishments and other similar factors, and whether the particular base salary is subject to any existing employment agreement.

Salary levels for our named executive officers are reviewed and approved by the Compensation Committee annually as well as upon a promotion or other change in job responsibility. The salary levels, including any increases, are also based on our Compensation Committee’s evaluation of the individual’s strengths, development and expected future contributions with respect to the corporate goals and objectives relevant to the individual’s compensation, including individual performance. In 2018, our Compensation Committee approved the following base salaries for our named executive officers. When Messrs. Sadlowski and Eckl joined our Company, each entered into an employment agreement on terms negotiated at arms’ length. Mr. Sadlowski did not receive an increase in his salary in 2018. Mr. Eckl’s salary increased from $300,000 to $335,000 as of January 9, 2018 in accordance with the terms of his employment agreement. Mr. Gohr received an increase in his base salary of approximately 4% effective April 1, 2018 based on his performance.

Named Executive Officer	Base Salary Rate ($) (as of 12/31/18)
Dennis Sadlowski	575,000
Matthew Eckl	335,000
Paul Gohr	200,000

Cash Incentive Compensation

We believe that a portion of our named executive officers’ cash compensation should be earned based on our annual performance, so that our executives are appropriately motivated to maximize our financial and operating performance each year. Early each year, our Compensation Committee selects executives to participate in the annual incentive program and determines the amount of the award and the performance goals for the participant. After year-end, our Compensation Committee determines whether the objectives and conditions for earning the awards have been met.

For 2018, our Compensation Committee approved annual incentive award opportunities for our named executive officers based on objective Company financial performance goals. Each named executive officer had an incentive award opportunity expressed as a percentage of his 2018 salary. The percentages were 100% of salary for Mr. Sadlowski, 55% of salary for Mr. Eckl and 35% of salary for Mr. Gohr. At target performance, each named executive officer would receive 100% of his incentive award opportunity. If our Company’s performance in 2018 exceeded the target, the annual incentive payout could be up to a maximum 200% of the incentive award opportunity for each of Messrs. Sadlowski and Eckl and up to a maximum 120% of the incentive award opportunity for Mr. Gohr.

Our Compensation Committee selected revenue, adjusted operating income and adjusted free cash flow as the performance metrics for our 2018 cash incentive program because it believed that improvement in these three metrics would drive stockholder value. For purposes of the cash incentive program, we make certain adjustments deemed appropriate by the Compensation Committee and as noted below.

Revenue:  To determine achievement of our revenue metric, we used revenue as reported in our financial statements.

Operating Income:  For purposes of determining achievement of this performance metric, we adjusted operating income as reported in our financial statements to exclude the following special items: (1) amortization and earnout expenses, and (2) loss on divestitures, net of selling costs.

Free Cash Flow:  We calculated free cash flow by adjusting cash flows from operating activities as reported in our financial statements to exclude earnout payments and to include acquisitions of property and equipment.

Our Compensation Committee gave equal weight to each of the three performance metrics; however, it determined that unless our Company achieved a specified level of operating income (100% of target for Messrs. Sadlowski and Eckl and 90% of target for Mr. Gohr), no cash incentive would be paid.

Metric	Threshold (dollars in millions) (50% Payout)	Target (dollars in millions) (100% Payout)	Maximum (dollars in millions) (200% / 120% Payout)	Weighting
Revenue	309.3	343.7	412.4	33%
Operating Income[1]	21.7	21.7	28.2	33%
Free Cash Flow	17.2	19.1	24.8	33%

(1)	As noted above, Mr. Gohr’s specified minimum level of operating income is 90% or a threshold of $19.5 million.

If the target level for each performance metric is attained, the cash incentive award is designed to pay out at 100% for that metric. The threshold is the lowest level of payout below which no payment is made for the specific component. If performance for a metric is between the identified threshold and target, or target and maximum, the actual payout is determined based on straight-line mathematical interpolation. Regardless of the actual attainment of any of the individual metrics, the cash incentive awards were designed so that no payout would be made for any named executive officer unless we achieved the specified minimum level of operating income for the performance period (as noted above).

In early March 2019, our Compensation Committee determined the degree to which the cash incentive award goals for 2018 were achieved. For 2018, the actual achievements for the specific performance metrics are set forth below. The “Achievement Percentage” indicates the performance for that metric as compared to the target. The “Payout Percentage” for each metric is determined based on the applicable interpolation of the achievement between the threshold and target, or target and maximum, levels. Mr. Gohr had a different Payout Percentage for operating income and free cash flow, since his maximum payout opportunity for each metric was 120% of target. After giving equal weighting to each metric, the total payout as a percentage of target was determined.

Metric	Achievement (dollars in millions)	Achievement Percentage	Payout Percentage for CEO & CFO	Payout Percentage for Mr. Gohr
Revenue	337.3	98%	90%	90%
Operating Income	24.1	111%	137%	107%
Free Cash Flow	21.7	114%	146%	110%

Aggregate Percentage			373%	307%
Average			x .333	x .333

Total Payout as a Percentage of Target			124%	102%

Since the specified minimum operating income levels for our named executive officers were achieved, our named executive officers earned the amounts shown below under the 2018 annual cash incentive program. The amount of each annual cash incentive payment is also shown in our 2018 Summary Compensation Table under the column captioned “Non-Equity Incentive Plan Compensation.”

Named Executive Officer	Target Opportunity as Percentage of Salary		Payout Percentage		Salary ($)		Amount of Incentive Payment ($)
Dennis Sadlowski	100%	x	124%	x	575,000	=	715,561
Matthew Eckl	55%	x	124%	x	334,192	=	228,736
Paul Gohr	35%	x	102%	x	198,423	=	70,991

Other Bonus Payments

No discretionary bonuses were paid to our named executive officers for 2018, although the Compensation Committee may from time to time approve the payment of a discretionary bonus if the circumstances warrant.

Long-Term Equity Compensation

Our Compensation Committee believes that granting stock-based awards and options from time to time provides our executives with a strong economic interest in maximizing stockholder returns over the longer term and is important in retaining and recruiting the key talent necessary to ensure our Company’s continued success. As a result, our equity compensation plans have been designed to promote the long-term financial interests and growth of our Company by helping attract and retain management with the ability to contribute to the success of the business, by providing an opportunity for increased equity ownership by our executives and by maintaining competitive levels of total compensation.

Under our 2017 Incentive Plan, awards may take the form of restricted stock grants, bonus stock grants without restrictions, non-qualified stock options, incentive stock options, RSUs, performance-based awards and certain other awards. Our Compensation Committee believes that the ability to grant various types of equity awards offers more flexibility in designing the overall compensation packages. Our Compensation Committee administers our equity compensation plans.

2018 Equity Grant Detail

In 2018, our Compensation Committee approved a change to our Company’s long-term equity incentive practices and provided for grants of long-term incentive awards that generally consist of RSUs that generally vest over time and PRSUs that generally vest only to the extent our Company attains the performance goal established by our Compensation Committee. To the extent stock units vest, the recipient receives one share of our common stock for each vested stock unit and an amount in cash equal to the dividends that would have been paid on the underlying common stock since the date of the stock unit grant.

For 2018, the value of the total stock units awarded to each named executive officer was based on a fixed dollar amount determined by our Compensation Committee with Meridian’s guidance. To determine the number of stock units, we divided the value of the award by $5, which was higher than the per share price of our stock at the time of grant. Our Board determined that the higher value more appropriately reflected the value for purposes of the awards. For our CEO and CFO, our Compensation Committee allocated the stock units between RSUs and PRSUs. Because he serves as our CEO, our Compensation Committee determined that Mr. Sadlowski would be granted equity awards with an aggregate value of approximately $500,000, and that his awards would be more heavily allocated to PRSUs, 70% of the target long-term incentive award value with the remaining 30% allocated to RSUs. For Mr. Eckl, our Compensation Committee determined that his equity awards would have an aggregate value of approximately $250,000, with the target long-term incentive award value allocated evenly between RSUs and PRSUs. Our Compensation Committee determined that Mr. Gohr should receive RSUs valued at $50,000 and PRSUs valued at $37,500.

The 2018 stock units that were designated as RSUs vest over time. Pursuant to his employment agreement, in early 2018 Mr. Eckl was granted 20,000 RSUs that generally vest in substantially equal annual installments over a five-year period. Our Compensation Committee took those RSUs into account and granted him an additional 5,000 RSUs, so that his combined RSUs would reflect the fixed dollar amount for RSUs established by our Compensation Committee. The additional RSUs granted to Mr. Eckl and the RSUs granted to the other named executive officers generally vest in four substantially equal annual installments. All of the 2018 RSU awards granted to all of our named executive officers are shown in the “2018 Grants of Plan-Based Awards Table” below in this Proxy Statement.

The 2018 stock units that were designated as PRSUs generally vest in three years on March 15, 2021 to the extent our Company attains the Adjusted EBITDA goals for the 2020 fiscal year established by our Compensation Committee. The Adjusted EBITDA metric was used to help align our named executive officers’ rewards with our stockholder interests and to help create a stronger and more direct connection to success drivers and stock price performance.

Based on Adjusted EBITDA achievement, our named executive officers are eligible to earn PRSUs in the following amounts, with no interpolation between the performance levels.

	PRSUs Granted (#)
2020 Adjusted EBITDA Performance Level	Dennis Sadlowski	Matthew Eckl	Paul Gohr
Target	70,000	25,000	7,500
Maximum	120,000	50,000	—

If the “target” Adjusted EBITDA performance level is not achieved, then no PRSUs will be earned by any of the named executive officers. Messrs. Sadlowski and Eckl both have a significant portion of their annual equity opportunity tied to PRSUs due to their leadership positions and responsibilities for our financial performance, and their PRSUs have a target Adjusted EBITDA goal that would result in their earning the target number of PRSUs and a “stretch” level Adjusted EBITDA goal that would result in their earning the maximum number of PRSUs. In 2018, Mr. Gohr was granted a PRSU award in addition to his annual RSU grant. The only goal or “target” Adjusted EBITDA level for Mr. Gohr’s PRSU award is equal to the “maximum” Adjusted EBITDA level under the PRSU awards of Messrs. Sadlowski and Eckl. Our Compensation Committee believed that if we achieved the stretch goal for Adjusted EBITDA so that Messrs. Sadlowski and Eckl earned the maximum PRSUs, then Mr. Gohr should also be rewarded with PRSUs vesting in addition to his annual RSUs grant.

We do not disclose in this Proxy Statement the specific, forward-looking Adjusted EBITDA goals that we established for the PRSUs granted in 2018 because (i) these goals relate to executive compensation to be earned and/or paid in future years, and (ii) we believe that disclosure of such goals before the applicable performance period has commenced would cause us competitive harm. However, we expect to disclose such goals in a future Proxy Statement once the applicable performance period has ended as part of our discussion and analysis about the amounts earned by our named executive officers under these awards. In setting the applicable achievement levels, our Compensation Committee considered how achievement of the performance goals could be impacted by events expected to occur in the coming years. We believe that the target goals for Messrs. Sadlowski and Eckl will require considerable and increasing collective effort on the part of our employees, including our named executive officers, to achieve. Achievement of the maximum goal for Messrs. Sadlowski and Eckl (and the target goal for Mr. Gohr) is considered to be a stretch goal given current market conditions. The PRSU grants made in 2018 for our named executive officers are set forth in the “2018 Grants of Plan-Based Awards Table” below in this Proxy Statement.

Options

We also issue options from time to time under our equity compensation plans to provide long-term equity compensation to our executives. None of the named executive officers received options in 2018.

Personal Benefits and Perquisites

We provide our named executive officers with a limited number of perquisites that we believe are reasonable and consistent with our overall compensation program and better enable us to attract and retain employees for key positions. These perquisites consist of car allowances and payment of life insurance premiums.

Retirement and Post-Employment Benefits

Our Company sponsors a 401(k) retirement plan for substantially all of our U.S. employees (the “401(k) Plan”), pursuant to which we match contributions each pay period at 100% of the employee’s contributions for the first 3% of eligible compensation, and 50% of the employee’s contribution on the next 3% of eligible compensation, for a maximum match of 4.5% of eligible compensation. Our named executive officers participate in the 401(k) Plan on the same terms as our other eligible employees. We believe the 401(k) Plan, which has limited cost to our Company, is set at a reasonable level, is highly valued by participants, and is part of a competitive compensation program consistent with our overall goal of attracting and retaining qualified employees.

Agreements with Individual Named Executive Officers

We have employment agreements with Messrs. Sadlowski and Eckl. We entered into the June 10, 2017 employment agreement with Mr. Sadlowski in connection with his appointment as our permanent CEO, having served as our interim CEO for the previous four months pursuant to an interim offer letter dated January 26, 2017. We entered into an employment agreement with Mr. Eckl effective as of January 9, 2017 when he joined our Company as our CFO. These employment agreements set forth the basic terms and conditions of employment for such named executive officers, including initial base salary, annual incentive opportunity, and long-term incentive opportunity, as well as certain sign-on equity and cash bonus compensation and certain perquisites and personal benefits. The employment agreements also include customary restrictive covenants and provide for certain severance compensation and benefits in the event of a qualifying termination of employment. The terms of these employment agreements reflect the product of arms’ length negotiations between the individual and the Company. We do not have an employment agreement with Mr. Gohr.

For more information regarding these individual arrangements and the benefits provided thereunder, please see “Potential Payments Upon Termination or Change in Control” below.

Stock Ownership Guidelines

To reinforce the alignment of our CEO’s long-term financial interest with the interests of our stockholders, we have required our CEO to own shares of our common stock having a value equal to at least five times his base salary. During 2018, our Compensation Committee revised our stock ownership guidelines to require our other executives to own shares of our common stock having values equal to the applicable multiple of base salary set forth in the table below:

Named Executive Officer	Ownership Requirement (as a multiple of base salary)
Chief Executive Officer	5X
Chief Financial Officer	3X
Other Executives, Including Our Other Named Executive Officers	1X

Our executive officers have five years after becoming subject to these guidelines to achieve the stock ownership required. Our Compensation Committee in its discretion may extend the period of time for attainment of such ownership levels in appropriate circumstances. For purposes of this requirement, stock ownership includes all shares of our common stock owned by the named executive officer directly or held in trust for the executive or the executive’s immediate family. In addition, restricted stock and RSUs are also included in determining whether the required level of ownership has been attained. For purposes of the stock ownership requirements, the value of a share is measured as the greater of the then current market price or the closing price of a share of the common stock on the grant date.

Clawback Policy

In April 2017, our Board adopted a clawback policy that provides if (1) our Company is required to prepare an accounting restatement due to its material noncompliance with any financial reporting requirement under the U.S. federal securities laws and (2) our Board reasonably in good faith determines that any current or former “Section 16 officer” of our Company willfully committed an act of fraud, dishonesty or recklessness that contributed to the noncompliance or benefitted materially from excessive incentive-based compensation, then our Board may direct the Company to use prompt and reasonable efforts to recover the excessive incentive-based compensation paid to the individual.

Risk Considerations in our Compensation Program

Our executive compensation consists of both fixed and variable compensation. The fixed (or salary) portion of compensation is designed to provide a steady income so our executives are not pressured to focus exclusively on short-term gains, which may be detrimental to long-term stock price appreciation and other business metrics. The variable portions of compensation consist of cash incentives and long-term equity incentives (restricted stock units and performance-based restricted stock units). Incentive compensation is generally tied to the achievement of corporate performance goals based on metrics established by our Compensation Committee. For 2018, we used adjusted operating income, revenue and adjusted free cash flow for short-term cash incentives and Adjusted EBITDA for long-term equity incentives. We believe that the variable components of compensation motivate our executives to produce short- and long-term corporate results while the fixed element of compensation helps provide security so that management is not encouraged to take unnecessary or excessive risks in working to produce such results. Periodically, our Compensation Committee conducts a risk review of the compensation programs for all employees, including our named executive officers. Although no new comprehensive review was conducted in 2018, based on our previous review in 2016 and following discussions held in Compensation Committee meetings that addressed risks associated with our plans and metrics, we believe our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on our Company.

Tax and Accounting Considerations

We recognize a charge to earnings for accounting purposes for equity awards over their requisite service period. With respect to the tax deductibility of compensation, although the “performance-based compensation” exception under Section 162(m) of the Internal Revenue Code was repealed as part of the late 2017 U.S. tax reform, generally effective as of January 1, 2018, our Compensation Committee still considers the tax deductibility of compensation. However, our Compensation Committee is fully authorized to approve compensation that may not be deductible when it believes that such payments are appropriate to attract and retain executive talent.

Conclusion

We recognize the importance of attracting, motivating, retaining and rewarding executive talent who can effectively lead our business. Our Compensation Committee continues to analyze and adjust our compensation programs to emphasize the alignment of our named executive officers’ interests with the long-term interests of our stockholders. It seeks to incentivize our named executive officers to maximize our Company’s performance and reward them for their achievements. With the various components of our executive compensation programs, our Compensation Committee seeks a balance between fixed and at-risk compensation, cash and equity, and short-term and long-term rewards with the ultimate objective of creating long-term value for our stockholders.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and, by incorporation by reference, in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

This report is submitted on behalf of the members of the Compensation Committee:

Valerie Gentile Sachs, Chair

Eric M. Goldberg

David B. Liner

2018 Summary Compensation Table

The following table sets forth certain information with respect to the compensation earned during the years ended December 31, 2018 and 2017 by Mr. Sadlowski, our principal executive officer, Mr. Eckl, our principal financial officer, and Mr. Gohr, our other executive officer. All of these individuals became executive officers in 2017, and we refer to them collectively as “our named executive officers.”

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(4)		Total ($)
Dennis Sadlowski, Chief Executive Officer	2018	575,000		—		742,500	715,561	29,692		2,062,753
	2017	531,629	[1]	201,644	[2]	471,716	—	27,526		1,232,515

Matthew Eckl, Chief Financial Officer	2018	334,192		—		357,650	228,736	18,795		939,373
	2017	282,693		115,000	[2]	368,940	—	199,636	[5]	966,269

Paul Gohr, Chief Accounting Officer	2018	198,423		—		86,625	70,991	18,347		374,386
	2017	176,137		30,000		50,004	—	12,727		268,868

(1)	Mr. Sadlowski’s salary in 2017 includes a cash retainer of $14,125 for his service on our Board prior to being appointed as our CEO in June of that year.

(2)

Mr. Sadlowski’s 2017 bonus was paid for the period from January 1, 2017 through May 31, 2017 while he served as our interim chief executive officer pursuant to the terms of a written agreement with him. The amount for Mr. Eckl includes a $65,000 “sign-on” cash bonus when he joined our Company in 2017 pursuant to the terms of his employment agreement.

(3)

This column reflects the aggregate grant date fair value of stock awards calculated in accordance with FASB ASC Topic 718, disregarding estimated forfeitures. There is no assurance that the named executive officers will realize these amounts. Assumptions used in calculating these amounts are included in Note 10 to the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018. The 2017 amount for Mr. Sadlowski includes $70,001 for RSUs he received for services as a director while serving as our interim CEO. For PRSU awards, the grant date fair value represents the probable outcome of the applicable performance conditions. Assuming maximum achievement with respect to the performance conditions, the grant date value of the PRSUs would be $594,000 for Mr. Sadlowski, $247,500 for Mr. Eckl, and $37,125 for Mr. Gohr.

(4)	Amounts reported in this column for 2018 include the following:

Named Executive Officer	401 (k) Matching Contributions ($)	Term Life Insurance Premiums ($)	Car Allowance ($)	Total ($)
Dennis Sadlowski	15,170	2,522	12,000	29,692
Matthew Eckl	6,504	291	12,000	18,795
Paul Gohr	8,565	182	9,600	18,347

(5)	Includes one-time payment of $181,472 related to relocation expenses in conjunction with Mr. Eckl’s hiring.

2018 Grants of Plan-Based Awards Table

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)(3)	Awards ($)(4)
Dennis Sadlowski		—	575,000	1,150,000	—	—	—	—	—
	4/19/18	—	—	—	—	—	—	30,000	148,500
	4/19/18	—	—	—	—	70,000	120,000	—	594,000	[5]
Matthew Eckl		—	184,000	368,000	—	—	—	—	—
	2/12/18	—	—	—	—	—	—	20,000	85,400
	4/19/18	—	—	—	—	—	—	5,000	24,750
	4/19/18	—	—	—	—	25,000	50,000	—	247,500	[5]
Paul Gohr		—	69,500	83,400	—	—	—	—	—
	4/19/18	—	—	—	—	—	—	10,000	49,500
	4/19/18	—	—	—	—	7,500	—	—	37,125	[5]

(1)

The amounts shown in the “Target” and “Maximum” columns consist of annual performance-based cash compensation opportunities for 2018 provided to the named executive officers and further described in the Compensation Discussion and Analysis above. The “Threshold” column shows dashes because the ultimate value of the performance-based compensation opportunities could be reduced to essentially zero. Please see the “2018 Summary Compensation Table” for information about cash incentives actually paid to these named executive officers.

(2)

The amounts shown in the “Target” and “Maximum” columns for Messrs. Sadlowski and Eckl, and the amount shown in the “Target” column for Mr. Gohr, represent the potential payout levels with respect to PRSU awards granted to such officers in 2018, which amounts may be earned based on Adjusted EBITDA performance during the 2020 fiscal year and will generally vest, subject to continued employment, on March 15, 2021. Please see the “Compensation Discussion and Analysis” above for more information about these PRSU awards.

(3)	The amounts shown in this column consist of RSU awards to Messrs. Sadlowski, Eckl and Gohr. Please see the Compensation Discussion and Analysis above for more information about these awards.

(4)

Represents the grant date fair value of stock awards calculated in accordance with FASB ASC Topic 718, disregarding estimated forfeitures, rather than amounts realized by the named executive officers. Assumptions used in calculating these amounts are included in Note 10 to the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

(5)	The amounts shown represent the grant date fair value for the maximum PRSUs awarded to Messrs. Sadlowski and Eckl and the targeted PRSUs for Mr. Gohr.

For information regarding the terms of the employment agreements in effect with our named executive officers during 2018, please see “Potential Payments Upon Termination or Change in Control.” For information regarding the terms of the awards described in the table above, please see “Compensation Discussion and Analysis.”

Outstanding Equity Awards at 2018 Fiscal Year-End

The following table sets forth information regarding outstanding equity awards for each named executive officer as December 31, 2018.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
Dennis Sadlowski	5/12/2016	—	—		—	—	4,414		29,795	—		—
	6/10/2017	—	—		—	—	15,674	[2]	105,800	—		—
	4/19/2018	—	—		—	—	30,000		202,500	—		—
	4/19/2018	—	—		—	—	—		—	70,000	[6]	472,500
	6/10/2017	—	—		—	—	—		—	29,167	[7]	196,877
Matthew Eckl	1/11/2017	—	—		—	—	12,000	[3]	81,000	—		—
	1/11/2017	—	—		—	—	5,500	[4]	37,125	—		—
	2/12/2018	—	—		—	—	20,000	[3]	135,000	—		—
	4/19/2018	—	—		—	—	5,000		33,750	—		—
	4/19/2018	—	—		—	—	—		—	25,000	[6]	168,750
Paul Gohr	10/1/2014	2,000	500	[8]	13.08	10/1/19	—		—	—		—
	9/4/2015	3,000	1,000	[9]	9.44	9/4/19	—		—	—		—
	9/4/2015	—	—		—	—	1,000		6,750	—		—
	9/8/2016	—	—		—	—	1,800	[3]	12,150	—		—
	5/16/2017	—	—		—	—	4,095		27,641	—		—
	4/19/2018	—	—		—	—	10,000		67,500	—		—
	4/19/2018	—	—		—	—	—		—	7,500	[6]	50,625

(1)	Represents unvested RSUs, which RSUs generally vest in four equal annual installments commencing one year after the grant date, except as otherwise indicated.

(2)	These RSUs generally vest in three equal annual installments commencing one year after the grant date.

(3)	These RSUs generally vest in five equal annual installments commencing one year after the grant date.

(4)	These RSUs generally vest in two equal annual installments commencing one year after the grant date.

(5)	Represents the market value of the awards based on the closing share price of our common stock on December 31, 2018 of $6.75.

(6)

These PRSUs generally vest on March 15, 2021 based on the extent to which the applicable performance target is met. See “Compensation Discussion and Analysis” above for more information about these awards.

(7)

Reflects the threshold number of performance units that could be earned to the extent stock price goals for a two-year period ending June 10, 2020 are met. To the extent earned, the performance units generally vest on the third anniversary of the grant date.

(8)	Options generally vest in five equal installments commencing one year after the grant date.

(9)	Options generally vest in four equal installments commencing one year after the grant date.

2018 Option Exercises and Stock Vested

	Option Awards (1)		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Dennis Sadlowski	—	—	17,686	110,317
Matthew Eckl	—	—	8,500	44,965
Paul Gohr	—	—	2,464	17,803

(1)	No stock options were exercised by any named executive officers in 2018.

(2)	Amounts reflect the number of shares acquired on vesting valued at the closing price of our common stock on the business day immediately preceding the date of vesting.

Potential Payments Upon Termination or Change in Control

Our named executive officers may be entitled to certain payments upon voluntary or involuntary termination, retirement, death or disability or change in control. We have no formal policy regarding severance payments or retirement payments. We maintain disability and life insurance policies that would provide for certain benefits upon the death or disability of a named executive officer then serving as one of our employees.

The tables below summarize the amounts that each named executive officer would receive if his employment had terminated on December 31, 2018, the last business day of that year, under the various circumstances shown. The amounts include the value of such named executive officer’s equity awards outstanding as of that date based on the closing price of our common stock on such date ($6.75). For information about these equity awards held by our named executive officers, see “2018 Outstanding Equity Awards at Fiscal Year-End” above. We also discuss these awards in the “Compensation Discussion and Analysis” above. If a named executive officer’s employment was terminated for cause, no amount would be payable.

Dennis Sadlowski	Death or Disability ($)(1)	Change in Control ($)(2)	Without Cause or for Good Reason ($)(1)
Cash Payments(3)	—	1,290,561	1,290,561
Accelerated Equity Awards
RSUs	338,095	338,095	338,095
PRSUs	810,000	810,000	810,000
Performance Units	—	700,000	—
COBRA(5)	3,465	3,465	3,465

Total	1,151,560	3,142,121	2,442,121

Matthew Eckl	Death or Disability ($)(1)	Change in Control ($)(2)	Without Cause or for Good Reason ($)(1)
Cash Payments(4)	—	563,736	563,736
Accelerated Equity Awards
RSUs	286,875	286,875	286,875
PRSUs	337,500	337,500	337,500
COBRA(5)	300	300	300

Total	624,675	1,188,411	1,188,411

Paul Gohr	Death or Disability ($)(1)	Change in Control ($)(2)	Without Cause or for Good Reason ($)(1)
Accelerated Equity Awards
RSUs	114,041	114,041	114,041
PRSUs	50,625	50,625	50,625
Options(6)	—	—	—

Total	164,666	164,666	164,666

(1)

The accelerated vesting of all or part of outstanding RSUs, PRSUs, and stock options is subject to the discretion of our Compensation Committee in the event of an involuntary termination or a termination as a result of death or disability. For the purpose of this disclosure, we have assumed that all outstanding RSUs, PRSUs and stock options will be accelerated in such circumstances. In the event of death or disability, Mr. Sadlowski’s performance units would generally vest on a pro-rata basis (based on the date of such death or disability) based on actual performance for the full performance period. For the purposes of this disclosure, we have assumed that none of Mr. Sadlowski’s performance units have vested because of stock price performance to date, and accordingly we have valued them at $0.

(2)

The accelerated vesting of all or part of outstanding RSUs and stock option awards upon a change in control is generally subject to the discretion of our Compensation Committee, except that Mr. Eckl’s RSUs will vest immediately prior to the closing of a change in control pursuant to the terms of his employment agreement. Mr. Sadlowski’s performance units would generally vest in the event of a change in control based on performance through the date of the change in control, unless a replacement award is provided in accordance with the applicable award agreement. If such a replacement award is provided, and Mr. Sadlowski is terminated by us without cause (as defined in the applicable award agreement) or by Mr. Sadlowski for good reason (as defined in the applicable award agreement), in each case within two years after the change in control, 100% of the replacement award will become vested. PRSU awards would generally vest in the event of a change in control based on “target” performance, unless a replacement award is provided in accordance with the applicable award agreement. If such a replacement award is provided, and the grantee is terminated by us without cause (as defined in the applicable award agreement) or by the grantee for good reason (as defined in the applicable award agreement), in each case within two years after the change in control, 100% of the replacement award will become vested. For the purposes of this disclosure, we have assumed that all outstanding awards will accelerate and that the named executive officer experiences a qualifying termination of employment on the date of the change in control.

(3)

Mr. Sadlowski’s employment agreement provides, in the event of termination of employment by the Company without “cause” or by Mr. Sadlowski for “good reason” (as such terms are defined in his employment agreement), for (i) a lump sum equal to his annual base salary ($575,000); and (ii) a lump sum equal to a pro-rated annual cash incentive payment for 2018 based on actual performance ($715,561).

(4)

Mr. Eckl’s employment agreement provides, in the event of a termination of employment by the Company without “cause” or by Mr. Eckl for “good reason” (as such terms are defined in his employment agreement), for (i) a lump sum equal to the sum of his annual base salary ($335,000); and (ii) a lump sum equal a pro-rated annual cash incentive payment for 2018 based on actual performance ($228,736). In the event of a change in control of the Company, in certain circumstances as described below, Mr. Eckl may be eligible for a lump sum cash amount equal to the sum of his annual base salary ($335,000) plus his annual cash incentive (equal to the same percentage of his annual base salary as the annual cash incentive, if any, that he received for the prior fiscal year ($228,736); if this amount were paid, it would be in lieu of the base salary ($335,000) lump sum that would be paid in a non-change in control termination.

(5)

Represents the payment of COBRA reimbursements for 12 months following termination. Mr. Sadlowski’s employment agreement provides for the reimbursement of his COBRA payments if he elects continued coverage. Mr. Eckl’s employment agreement provides for a lump sum payment.

(6)	No value is reported for Mr. Gohr’s stock options, because the exercise prices of such stock options exceeded the closing price of our common stock as of December 31, 2018.

Employment Agreement with Mr. Sadlowski

We entered into an employment agreement on June 10, 2017 with Mr. Sadlowski in connection with his appointment as our permanent CEO. His employment agreement provides for the following:

•  an initial annual base salary of $575,000 that is subject to annual review for any increase;

•  the opportunity to earn, based on achievement with respect to the applicable performance criteria established by our Compensation Committee, an annual cash bonus with a target bonus opportunity equal to no less than 100% of his base salary and a maximum bonus opportunity equal to no less than 200% of his base salary;

•  eligibility for market-competitive annual awards under our Company’s long-term incentive compensation arrangements as reasonably determined by our Compensation Committee after consideration of competitive market data provided by its independent compensation consultant, in accordance with Company policies and the applicable award agreements and incentive compensation plans under which such awards may be granted;

•  a monthly car allowance of $1,000; and

•  participation in the employee benefit plans, programs and policies for senior executives of our Company.

Employment Agreement with Mr. Eckl

We entered into an employment agreement on January 9, 2017 with Mr. Eckl when he joined our Company as our Chief Financial Officer. His employment agreement provides for the following:

•  a base salary of $335,000 for 2018, which will thereafter be reviewed by us at least annually for any increase;

•  a target annual bonus opportunity equal to 55% of annual base salary for 2018, which will thereafter be annually reviewed by our Compensation Committee;

•  subject to approval by our Compensation Committee, an award in early 2018 of 20,000 RSUs that generally vests (subject to continued employment) in five equal annual installments commencing on the first anniversary of the date of grant;

•  a monthly car allowance of $1,000; and

•  participation in the employee benefit plans, programs and policies for senior executives of the Company.

The employment agreements with Messrs. Sadlowski and Eckl also provide that if we terminate the executive’s employment without “cause” (as defined in each employment agreement) or if the officer terminates employment for “good reason” (as defined in each employment agreement), he will be entitled to receive (in addition to certain accrued compensation and other benefits), subject to his execution of a release: (1) a lump sum cash amount equal to his annual base salary; (2) a lump sum cash amount equal to a pro rata portion of the annual bonus he would have earned had he remained employed through the end of the fiscal year in which such termination occurs; and (3) for Mr. Sadlowski, reimbursement of monthly COBRA payments for up to 12 months after termination, and for Mr. Eckl, a lump sum cash amount equal to the product of 12, multiplied by the monthly COBRA premium for health, dental and vision benefits in effect for the officer, his spouse and his dependents.

In the event of a “change in control” (as defined in Mr. Eckl’s employment agreement) of our Company, if the successor entity or purchaser does not offer Mr. Eckl employment as Chief Financial Officer with a compensation package equal to or better than the combination of his annual base salary and annual bonus opportunity as in effect immediately prior to such change in control, then Mr. Eckl will resign as of the date of such change in control (or agree to resign as of the end of a reasonable transition period) and, subject to his execution of a release, he will be entitled to receive a lump sum cash amount equal to the sum of his annual base salary plus his annual bonus (equal to the same percentage of his annual base salary as the annual bonus, if any, that he received for the prior fiscal year). Immediately prior to the closing of a change in control, any unvested RSUs held by Mr. Eckl will immediately vest.

Pursuant to their employment agreements, Messrs. Sadlowski and Eckl are also subject to one-year post-employment non-competition obligations and indefinite non-solicitation and confidentiality obligations. Each of these employment agreements also includes a customary indemnification provision. Mr. Sadlowski’s employment agreement also includes a mutual non-disparagement provision that applies for one year following termination of his employment.

Chief Executive Officer Pay Ratio

For 2018, the ratio of the annual total compensation of our CEO (“CEO Compensation”) to the median of the annual total compensation of all our employees and those of our consolidated subsidiaries (other than our CEO) (“Median Annual Compensation”) was approximately 35 to 1. We note that due to our permitted use of reasonable estimates and assumptions in preparing this pay ratio disclosure, the disclosure may involve a degree of imprecision. Accordingly, this pay ratio disclosure is a reasonable estimate calculated in a manner consistent with SEC rules, using the data and assumptions described below. We refer to the employee who received the Median Annual Compensation as the “Median Employee.” For purposes of this disclosure, the date used to identify the Median Employee was December 31, 2018 (the “Determination Date”). In general, we changed the date for purposes of this disclosure from November 30, 2017 (the date used for last year’s disclosure) to the current Determination Date to reflect our smaller employee population after the completion of our Zhongli divestiture (at the end of November) and due to the administrative benefits of obtaining information as of year-end rather than as of the end of November.

For purposes of this pay ratio disclosure, CEO Compensation was determined to be $2,062,753, which represents the total compensation reported for our CEO as set forth above in the 2018 Summary Compensation Table. For purposes of this pay ratio disclosure, Median Annual Compensation was determined to be $59,300 and was calculated using the same methodology we used for our named executive officers in the 2018 Summary Compensation Table.

To identify the Median Employee, we measured cash compensation (as described below) for the period beginning on January 1, 2018 and ending on December 31, 2018 for 754 U.S. and non-U.S. employees, representing all full-time, part-time, seasonal and temporary employees for us and our consolidated subsidiaries as of the Determination Date (except as described below and other than for our CEO). This number does not include any independent contractors or “leased” workers, as permitted by the applicable SEC rules. This number excludes 19 non-U.S. employees (consisting of 7 employees in Singapore, 4 employees in Canada and 8 employees in India, or collectively approximately 2% of our total workforce of 773 employees) and does not exclude any employees of businesses acquired by us or combined with us. This compensation measurement was calculated by totaling, for each employee, the following cash compensation elements: salary, wages, commissions, bonuses, and certain cash perquisites (such as moving allowance and automobile allowances). This cash compensation represents the consistently applied compensation measure that we used for our pay ratio determination. Specifically excluded from the consistently applied compensation measure were equity awards and Company contributions to 401(k) plans. Further, we did not utilize any statistical sampling, cost-of-living adjustments or annualization for purposes of this pay ratio disclosure.

PROPOSAL 2

ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR

NAMED EXECUTIVE OFFICERS

We are seeking your advisory (non-binding) vote approving the compensation of our named executive officers. We believe that the structure of our named executive officer compensation programs promotes the long-term interests of our stockholders. Our named executive officer compensation programs are designed to attract, retain, motivate and reward talented named executive officers who will achieve our business objectives and create long-term value for our stockholders. We believe that our compensation program rewards sustained performance that is aligned with long-term stockholder interests.

This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies, and practices described in this Proxy Statement. We encourage stockholders to read the Executive Compensation sections of this Proxy Statement, including the Compensation Discussion and Analysis, which discusses our compensation policies and procedures, and the compensation of our named executive officers for 2018.

At our 2018 Annual Meeting of Stockholders, approximately 98% of the votes cast on our Say-on-Pay proposal were for approval of the compensation of our named executive officers. We believe that this indicates strong support for our continued focus on aligning our named executive officer compensation programs with the interests of our stockholders. During 2018, we continued to focus on pay for performance and in addition to granting time-based restricted stock units, we granted performance-based restricted stock units that only vest if our named executive officers attain the goals established by our Compensation Committee.

Our Board recommends a vote "FOR" the following resolution, providing an advisory approval of the compensation paid to our named executive officers: RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and the related material disclosed in this Proxy Statement is hereby approved.

This vote is required pursuant to Section 14A of the Exchange Act and is advisory and non-binding; however, our Compensation Committee and our Board will review and expect to consider the results of the vote when making future determinations regarding our named executive officer compensation programs. Advisory Say-on-Pay votes have been scheduled to be held once every year. Depending on the results of Proposal 3 (the frequency of future Say-on-Pay votes), we expect to hold the next advisory vote to approve the compensation of our named executive officers in 2020, 2021 or 2022.

This proposal requires a favorable vote of the majority of shares represented at the Annual Meeting for advisory approval.

PROPOSAL 3

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES

TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

We are also seeking your advisory (non-binding) vote on the frequency of future advisory stockholder votes to approve the compensation paid to our named executive officers. Stockholders may indicate whether they prefer future advisory votes to approve named executive officer compensation every one, two, or three years, or they may abstain with respect to this proposal.

We have included a Say-on-Pay vote every year since 2013, and our Board has determined that it is appropriate to continue with an annual advisory vote to approve named executive officer compensation. Our Board believes that an advisory vote to approve named executive officer compensation every year will allow our stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the Proxy Statement. Setting a one-year period for holding this stockholder vote will enhance stockholder communication by providing a clear, simple means for us to obtain information more frequently on investor sentiment about our named executive officer compensation philosophy. It will also facilitate more timely responses to stockholder concerns.

When voting on this Proposal, you will have the option to recommend holding future advisory votes to approve the compensation of our named executive officers every one, two, or three years or to abstain entirely from voting on the matter. The frequency (one, two or three years) that receives the highest number of votes cast by stockholders will be the frequency of future advisory votes to approve named executive officer compensation that has been recommended by the stockholders. Abstentions and broker non-votes are not treated as votes cast, so they will have no effect on the outcome of the vote. Although the vote is non-binding, our Board will consider the outcome of this vote when deciding when to call for the next advisory vote to approve named executive officer compensation. However, because this vote is advisory only and non-binding, our Board may nevertheless decide that it is in the best interests of our stockholders and our Company to hold an advisory vote to approve named executive officer compensation more or less frequently than the most popular option recommended by our stockholders.

We will hold the next advisory vote on the frequency of future advisory votes to approve named executive officer compensation in 2025.

Our Board recommends that you vote for every "ONE YEAR" as the frequency of future advisory votes to approve named executive officer compensation.

AUDIT MATTERS

Audit Committee Report

Our Audit Committee has reviewed and discussed our Company’s audited financial statements for the fiscal year ended December 31, 2018, with our management and has discussed with BDO USA, LLP (“BDO”), our independent registered public accounting firm, those matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees,” as issued by the Public Company Accounting Oversight Board (the “PCAOB”).

In addition, our Audit Committee has received the written disclosures and the letter from BDO required by applicable requirements of the PCAOB, regarding BDO’s communications with our Audit Committee concerning independence, and our Audit Committee has discussed BDO’s independence with BDO.

Based on these reviews and discussions, the Audit Committee recommended to our Board that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 for filing with the SEC.

Audit Committee

Claudio A. Mannarino, Chairman

David B. Liner

Munish Nanda

Independent Registered Public Accounting Firm Fees

The following table sets forth the fees for services provided to us by BDO for the fiscal years ended December 31, 2018 and 2017.

	2018 ($)	2017 ($)
Audit Fees	1,654,336	1,966,872
Audit-Related Fees	—	3,000
Tax Fees	61,998	30,496
All Other Fees	—	—

Total	1,716,334	2,000,368

The following is a description of the nature of the services comprising the fees disclosed in the table above for each of the four categories of services. The Audit Committee has considered whether providing non-audit services is compatible with maintaining BDO’s independence.

Audit Fees

These are fees for professional services for the integrated audit of our annual consolidated financial statements, the review of financial statements included in Quarterly Reports on Form 10-Q, Proxy Statements and services that are normally rendered in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

These are fees for assurance and related services that are reasonably related to the performance of the audit or the review of our financial statements that are not included as audit fees.

Tax Fees

These are fees for professional services rendered by BDO with respect to tax compliance and tax planning.

All Other Fees

These are fees for other services rendered by BDO that do not meet the above category descriptions.

Audit Committee Pre-Approval Policy

Our Audit Committee is responsible for pre-approving all audit services and permitted non-audit services (including the fees and retention terms) to be performed for our Company by its auditors prior to their engagement for such services. Our Audit Committee has delegated to each of its members the authority to grant pre-approvals, such approvals to be presented to the full Audit Committee at the next scheduled meeting. All of the fees paid to BDO under the categories Audit-Related Fees and Tax Fees were pre-approved by the Audit Committee or the Audit Committee Chair and none of the fees for such services were under the de minimis exception to pre-approval provided in the applicable rules rendered established by the SEC.

PROPOSAL 4

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

At the recommendation of the Audit Committee, our Board has appointed BDO as our independent registered public accounting firm for the fiscal year ending December 31, 2019. BDO has served as our independent registered public accounting firm since September 2008.

Our Audit Committee pre-approves any engagement of BDO and has the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent registered public accounting firm and nominate an independent registered public accounting firm for stockholder approval.

A representative of BDO is not expected to be present at the Annual Meeting. Although stockholder approval of the appointment of BDO is not required by law, our Board believes that it is advisable to give stockholders an opportunity to ratify this appointment. If the stockholders fail to ratify the appointment of BDO, the Audit Committee may reconsider the selection.

This proposal requires a favorable vote of the majority of shares represented at the Annual Meeting for approval.

Our Board recommends a vote "FOR" the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for fiscal year 2019.

OTHER INFORMATION

Security Ownership of Certain Beneficial Owners

The following table shows the beneficial ownership of our common stock as of March 1, 2019 by (i) each of our directors, (ii) each of our named executive officers, (iii) all directors and executive officers as a group, and (iv) all persons whom we know to be the beneficial owner of five percent (5%) or more of our common stock. Beneficial ownership includes the right to acquire shares within 60 days, including upon the exercise of an option or vesting of an RSU; however, such shares are deemed to be outstanding for the purpose of computing the percentage owned by any other person. Except as noted below, each person exercises sole voting and investment power with respect to the shares listed.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned [2]	Percent of Total Common Stock Outstanding [1]
Executive Officers, Directors and Director Nominees as a group (10 persons)	4,584,111	13.1%
Jason DeZwirek [3]	4,188,904	12.0%
Matthew Eckl	26,250	*
Paul Gohr	11,064	*
Eric M. Goldberg	37,088	*
David B. Liner	26,642	*
Claudio A. Mannarino	24,088	*
Munish Nanda	—	*
Jonathan Pollack [4]	208,088	*
Valerie Gentile Sachs	17,094	*
Dennis Sadlowski	44,893	*
Other Beneficial Owners
BlackRock, Inc.[5] 55 East 52nd Street New York, New York 10055	2,150,295	6.1%
Dimensional Fund Advisors LP [6] Building One 6300 Bee Cave Road Austin, Texas, 78746	2,366,493	6.8%
Icarus Investment Corp.[3] 2300 Yonge Street, Suite 1710 Toronto, Ontario M4P 1E4	2,734,546	7.8%
J. Luther King, Jr.[7] 301 Commerce Street, Suite 1600 Fort Worth, Texas 76102	2,300,569	6.6%
Trigran Investments, Inc.[8] 630 Dundee Road, Suite 230 Northbrook, Illinois 60062	4,637,498	13.3%

*	Less than 1%

(1)	Based on 34,979,895 shares of common stock outstanding as of March 1, 2019.

(2)	Amounts reported in this column include RSUs that vest before April 30, 2019 and shares that could be acquired upon options that are exercisable before April 30, 2019, as shown in this table:

Name of Beneficial Owner	RSUs (#)	Option Shares (#)
Matthew Eckl	1,250	—
Paul Gohr	2,500	5,000
Eric M. Goldberg	—	15,000
Jonathan Pollack	—	103,000
Dennis Sadlowski	7,500	—

(3)

This information was obtained from a Schedule 13D/A filed with the SEC on September 11, 2015 and is supplemented by a Form 4 filed with the SEC on June 13, 2018 by Jason DeZwirek. Jason DeZwirek is deemed to control Icarus Investment Corp. (“Icarus”) and has sole voting and dispositive power of the shares of common stock owned by Icarus and ownership of such shares is attributed to Jason DeZwirek in this table. Shares shown as beneficially owned by Mr. DeZwirek include the shares owned by Icarus.

(4)

Shares beneficially owned by Mr. Pollack include 2,300 shares owned by his spouse, over which she has sole voting and dispositive power, and 85,200 shares held by JMP (as defined above), over which Mr. Pollack has sole voting and dispositive power.

(5)

Based on a Schedule 13G/A filed with the SEC on February 4, 2019, as of December 31, 2018, BlackRock, Inc. beneficially owned and had sole dispositive power over all of these shares and has sole voting power over 2,098,054 of these shares, which include shares held by certain subsidiaries of BlackRock, Inc.

(6)

Based on a Schedule 13G/A filed with the SEC on February 8, 2019, as of December 31, 2018, Dimensional Fund Advisors LP beneficially owned and has sole dispositive power over all of these shares and has sole voting power over 2,252,083 shares. Dimensional Fund Advisors LP disclaims beneficial ownership of all of these shares.

(7)

This information was obtained from a Schedule 13D/A filed with the SEC on November 27, 2017. According to the Schedule 13D/A, J. Luther King, Jr. beneficially owns and has sole dispositive and voting power over all of these shares, which include shares held by J. Bryan King and certain entities controlled by J. Luther King, Jr. and J. Bryan King.

(8)

Based on a Schedule 13G/A filed with the SEC on February 14, 2019, as of December 31, 2018, Trigran Investments, Inc. beneficially owned and had shared dispositive and voting power over all of these shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons beneficially owning more than ten percent of a class of our equity securities to file certain reports of beneficial ownership and changes in beneficial ownership with the SEC. Based solely on our review of Section 16(a) reports and any written representation made to us, the Company believes that all such required filings for 2018 were made in a timely manner.

INFORMATION FOR THIS ANNUAL MEETING

Who Bears the Cost of Solicitation

The Company is soliciting your votes for this Annual Meeting. The cost of solicitation of the proxies will be borne by us. In addition to this solicitation of the proxies, our employees, without extra remuneration, may solicit proxies personally or by telephone. We will reimburse brokerage firms, nominees, custodians, and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to beneficial owners and seeking instruction regarding the proxy materials.

Who Can Vote

Only stockholders of record at the close of business on April 8, 2019, which we refer to as the record date, are entitled to notice of, and to attend and vote at, the Annual Meeting. As of the record date, there were 34,979,895 outstanding shares of our common stock. Each share of our common stock outstanding on the record date will be entitled to cast one vote upon each matter submitted to a vote at the Annual Meeting.

Who is a stockholder of record

A stockholder of record (or record holder or registered holder) means that your shares are registered in your name directly on the books of our registrar and transfer agent American Stock Transfer & Trust Company. If you are a stockholder of record, we have provided these proxy materials directly to you.

If you hold your shares through a bank, broker or other intermediary, you are considered the “beneficial owner” of those shares held in “street name.” If your shares are held in street name, these proxy materials have been forwarded to you by your bank, broker or other intermediary. As the beneficial owner, you have the right to instruct that institution on how to vote the shares you beneficially own.

How You Can Vote

Stockholders of record can simplify their voting by voting their shares via the Internet. Instructions for voting via the Internet are described on the Notice of Internet Availability of Proxy Materials. If your shares are held in street name, you can vote at the meeting only if you have a valid proxy from the bank, broker or other intermediary confirming your beneficial ownership of shares of our common stock as of the record date and your authority to vote such shares. Please bring personal photo identification with you to the meeting.

Revocability of Proxies

Stockholders who execute proxies retain the right to revoke them at any time before the shares are voted by proxy at the meeting. A stockholder may revoke a proxy by delivering a signed statement to our Corporate Secretary at or prior to the Annual Meeting or by timely executing and delivering, by internet, mail or in person at the Annual Meeting, another proxy dated as of a later date. Furthermore, you may revoke a proxy by attending the Annual Meeting and voting in person, which will automatically cancel any proxy previously given.

Attendance at the Annual Meeting, however, will not automatically revoke any proxy that you have given previously unless you request a ballot and vote in person. If you hold shares through a bank, broker or other intermediary, you must contact the bank, broker or other intermediary to revoke any prior voting instructions.

Quorum Required

In order for business to be conducted, a quorum must be represented at the Annual Meeting. The holders of a majority of the outstanding shares of common stock, present in person or represented by proxy, shall constitute a quorum at the Annual Meeting. Shares represented by a proxy in which authority to vote for any matter considered is “withheld,” a proxy marked “abstain” or a proxy as to which there is a “broker non-vote” (described below) will be considered present at the meeting for purposes of determining a quorum.

Required Vote to Elect Directors

Directors will be elected by a plurality of the votes cast at the Annual Meeting. This means the eight nominees receiving the most votes will be elected. Only votes cast for a nominee will be counted. Unless indicated otherwise by your proxy, the shares will be voted for the eight nominees named in this Proxy Statement. Instructions on the accompanying proxy to withhold authority to vote for one or more of the nominees will result in those nominees receiving fewer votes but will not count as a vote against the nominees.

Required Votes to Pass Other Proposals

Proposal 2 (to approve, on an advisory basis, the compensation paid to our named executive officers) and Proposal 4 (to ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for 2019), each require the favorable vote of the majority of shares represented at the Annual Meeting for approval. For these proposals, abstentions are treated as shares present or represented and voting, so abstaining has the same effect as a negative vote.

For Proposal 3 (the frequency of future advisory votes to approve named executive officer compensation), the frequency that receives the most votes cast will be deemed to be the frequency of future advisory votes to approve named executive officer compensation that has been recommended by our stockholders. Abstentions are not treated as votes cast.

The votes for Proposals 2, 3, and 4 are advisory in nature and are not binding on our Company, however, our Board will consider the outcomes of these votes in future deliberations.

Broker Non-Votes

If your shares are held by a bank, broker or other nominee and you do not provide the bank, broker or other nominee with specific voting instructions, the organization that holds your shares may generally vote on “routine” matters but cannot vote on non-routine matters. If the bank, broker or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization will inform our Inspector of Elections that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” When our Inspector of Elections tabulates the votes for any matter, broker non-votes will be counted for purposes of determining whether a quorum is present.

Only Proposal 4 (ratification of the selection of BDO USA, LLP as our independent registered public accounting firm for 2019) is a routine proposal. Proposal 1 (election of directors), Proposal 2 (to approve, on an advisory basis, the compensation paid to our named executive officers) and Proposal 3 (the frequency of future advisory votes to approve named executive officer compensation) will be considered “non-routine,” and banks, brokers and certain other nominees that hold your shares in street name will not be able to cast votes on these proposals if you do not provide them with voting instructions. Any broker non-votes will have the same effect as a vote against Proposal 2 but will not affect the outcome of Proposal 1 because directors are elected by a plurality of votes cast. or Proposal 3 because the frequency with the most votes cast will be deemed to the stockholders’ selection.

Please provide voting instructions to the bank, broker or other nominee that holds your shares by carefully following their instructions.

Other Information

If no instructions are indicated on a duly executed and returned proxy, the shares represented by the proxy will be voted FOR the election of the eight director nominees proposed by our Board, FOR the approval, on an advisory basis, of the compensation paid to our named executive officers, for ONE YEAR as the frequency of future advisory votes to approve named executive officer compensation, FOR the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for 2019, and in accordance with the judgment of the persons named in the proxy as to such other matters as may properly come before the Annual Meeting.

INFORMATION FOR OUR 2020 ANNUAL MEETING

Stockholders who wish to submit a proposal to be considered at our 2020 Annual Meeting of Stockholders, must comply with the following procedures. Any communication to be made to us as described below should be addressed to the Corporate Secretary, CECO Environmental Corp., 14651 N. Dallas Parkway, Suite 500, Dallas, Texas 75254.

Proxy Statement Proposals

If you intend to present proposals for inclusion in our Proxy Statement for our 2020 Annual Meeting, you must give our us written notice of your intent, and your proposal must comply with SEC regulations under Rule 14a-8. Our Corporate Secretary must receive your notice no later than December 26, 2019 (120 calendar days prior to the anniversary of our mailing this Proxy Statement).

Matters for Annual Meeting Agenda

If you intend to bring a matter before the 2020 Annual Meeting, other than by submitting a proposal to be included in our Proxy Statement, we must receive your notice in accordance with our Bylaws. To be timely, such notice must be delivered to or mailed and received by us not less than 90 nor more than 120 calendar days prior to the first anniversary of the date of the preceding year’s annual meeting of stockholders. In accordance with our Bylaws, we must receive your notice no earlier than February 6, 2020 and no later than March 7, 2020.

If, however, the date of the 2020 Annual Meeting is changed by more than 30 days from the anniversary date of this year’s Annual Meeting, the stockholder notice described above will be deemed timely if it is received not later than the close of business on the later of the 90th calendar day prior to such annual meeting and the 10th calendar day after public announcement of the date of such meeting. If the Company does not receive such notice within the timeframe described above, the notice will be considered untimely and the proposal may not be brought.

Director Candidate Nominations

Any stockholder may submit one candidate for consideration at each stockholder meeting at which directors are to be elected. Stockholders wishing to recommend a candidate must submit the recommendation no later than 120 days before the date our Proxy Statement was released to stockholders in connection with the previous year’s annual meeting of stockholders, provided, that if we did not hold any annual meeting in the previous year, or if the date of the next annual meeting has been changed by more than 30 days from the date of the previous year’s meeting, then the deadline will be a date that is a reasonable time before we begin to print and mail our proxy materials, but in no event, less than 90 days prior to such mailing.

Our Bylaws also provide certain requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from making nominations for directors at an annual meeting of stockholders. A stockholder’s notice must set forth, among other things, as to a nomination the stockholder proposes to bring before the meeting:

•  the name and address of the stockholder and the beneficial owner, if any, on whose behalf the proposal or nomination is made;

•  the class, series and number of shares that are owned of record or beneficially by the stockholder nominating the nominee or nominees;

•  a representation that the stockholder giving the notice is a holder of record of shares of our voting stock entitled to vote at such annual meeting and intends to appear in person or by proxy at the annual meeting to nominate the person or persons specified in the notice;

•  whether such stockholder or beneficial owner intends to deliver a Proxy Statement and forms of proxy to holders of at least the percentage of shares of our voting stock required to nominate such nominee or nominees;

•  any derivative interest in our Company’s securities (as such term is defined in our Bylaws);

•  any voting arrangements pursuant to which such stockholder has the right to vote any shares of the Company or which has the effect of increasing or decreasing such stockholder’s voting power;

•  any contract or arrangement pursuant to which such stockholder is a party that provides any party, directly or indirectly, the opportunity to profit from any decrease in the price or value of our stock;

•  any material pending or threatened legal proceeding involving our Company, any of its affiliates or any of our directors or officers;

•  any rights to certain dividends on shares of Company stock that are separated or separable from the underlying shares of the Company and any entitlement to certain performance-related fees resulting from an increase or decrease in the value of shares of Company stock or derivative interests; and

•  any equity interests, including any convertible, derivate or short interests, in any competitor of the Company; and any other information relating to such stockholder that would be required to be disclosed in a Proxy Statement or other filing required pursuant to Section 14(a) of the Exchange Act to be made in connection with a general solicitation of proxies or consents in support of the nomination of the nominee or nominees.

Other Matters

As of the date of this Proxy Statement, the Board knows of no matters that will be presented for consideration at the Annual Meeting other than the proposals set forth in this Proxy Statement. If any other matters properly come before the Annual Meeting, it is intended that the persons named in the proxy will vote the shares they represent as the Board may recommend.

By Order of the Board of Directors

Jason DeZwirek
Chairman of the Board of Directors

April 24, 2019

ANNUAL MEETING OF STOCKHOLDERS OF

CECO ENVIRONMENTAL CORP.

Wednesday, June 5, 2019

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy materials, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

Important Notice Regarding the Availability of Proxy Materials

for the Stockholders Meeting to Be Held on Wednesday, June 5, 2019

Our Annual Report to Stockholders and the Proxy Statement

are available at www.cecoenviro.com/investors.aspx

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

¯ Please detach along perforated line and mail in the envelope provided. ¯

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS,
“FOR” PROPOSAL NO. 2, “ONE YEAR” FOR PROPOSAL NO. 3, AND “FOR” PROPOSAL NO. 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:					FOR	AGAINST	ABSTAIN
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	NOMINEES: Jason DeZwirek Eric M. Goldberg David B. Liner Claudio A. Mannarino Munish Nanda Jonathan Pollack Valerie Gentile Sachs Dennis Sadlowski

2.  To approve, on an advisory basis, the compensation paid to the Company’s named executive officers.

3.  To recommend, on an advisory basis, the frequency of future advisory votes to approve named executive officer compensation.

4.  To ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for 2019.

				1 YEAR ☐	☐ 2 YEARS ☐ FOR ☐	☐ 3 YEARS ☐ AGAINST ☐	☐ ABSTAIN ☐ ABSTAIN ☐
5. To transact such other business as may properly come before the meeting or any adjournments thereof.
INSTRUCTIONS:To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR ALL OF THE NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSALS 2 AND 4, AND FOR EVERY ONE YEAR AS THE FREQUENCY IN PROPOSAL 3.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.